SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              HOMESERVICES.COM INC.
- - ---------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - ---------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                             HOMESERVICES.COM INC.
                       6800 FRANCE AVENUE SOUTH, SUITE 600
                             EDINA, MINNESOTA 55435


                                 April 16, 2001


Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of HomeServices.Com Inc. to be held at the Grand Hotel Minneapolis, 615 Second Avenue South, Minneapolis, Minnesota on May 16, 2001 at 9:00 A.M., local time.

         The following  matters will be considered  and acted upon at the Annual
Meeting: (i) election of three directors to the Board of Directors of the Company; (ii) ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as auditors of the Company for the 2001 fiscal year; and (iii) the transaction of such other business as may properly come before the meeting.

         Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage-paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                       Sincerely,


                                       /s/ David L. Sokol
                                       David L. Sokol
                                       Chairman of the Board

                              HOMESERVICES.COM INC.
                       6800 FRANCE AVENUE SOUTH, SUITE 600
                             EDINA, MINNESOTA 55435


To the Stockholders of HomeServices.Com Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of HomeServices.Com Inc. will be held at the Grand Hotel Minneapolis, 615 Second Avenue South, Minneapolis, Minnesota on May 16, 2001 at 9:00 A.M., local time, for the following purposes:


     1. To elect to the Board of Directors of the Company three Class II Directors (with terms expiring at the May 2004 annual meeting);

     2.   To   ratify   the   appointment   by  the   Board  of   Directors   of
          PricewaterhouseCoopers LLP as auditors of the Company for fiscal year 2001; and

     3. To act upon such other matters as may properly come before the meeting.

     All Stockholders of record at the close of business on March 23, 2001 are entitled to vote at the Annual Meeting or at any postponement or adjournment thereof.

     To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the meeting, you may vote your shares in person if you wish whether or not you have sent in your proxy.

     Please date your proxy card and sign it exactly as your name appears on the proxy card.

                                       By Order of the Board of Directors


                                       /s/ David L. Sokol
                                       David L. Sokol
                                       Chairman of the Board
April 16, 2001

                              HOMESERVICES.COM INC.
                       6800 FRANCE AVENUE SOUTH, SUITE 600
                             EDINA, MINNESOTA 55435


                                 PROXY STATEMENT
                                 APRIL 16, 2001


                         ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON
                                  MAY 16, 2001


                             SOLICITATION AND VOTING

         This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors ("Board") of HomeServices.Com Inc. ("HomeServices" or the "Company") to be voted at the Annual Meeting of Stockholders to be held at the Grand Hotel Minneapolis, 615 Second Avenue South, Minneapolis, Minnesota on May 16, 2001 at 9:00 a.m. local time, or any adjournment thereof ("Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy are being mailed to Stockholders on or about April 16, 2001.

         The voting stock of the Company consists of the Common Stock of the Company, $0.01 par value ("Common Stock"), which was outstanding on the record date. Holders of the Common Stock will vote as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Annual Meeting.

         The close of business  on March 23,  2001 is the Record  Date  ("Record
Date") for determining the holders of the outstanding Common Stock ("Stockholders") entitled to vote at the Annual Meeting. On the Record Date, 8,722,942 shares of Common Stock were outstanding.

         The approval of a plurality of the Common Stock present in person or by proxy, and entitled to vote at the Annual Meeting is required for the election of nominees as Directors of the Company. The approval of a majority of the Common Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 2 (ratification of selection of Independent Auditors). A quorum equal to a majority of the outstanding Common Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and consider Proposal 2.

         All shares of Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of Proposal 2 and in accordance with the proxy-holders' best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of establishing a quorum with respect to the proposals with respect to which they apply. Abstention votes will be counted as voted AGAINST the proposals with respect to which they apply. Broker non-votes will not be considered as either FOR or AGAINST votes with respect to the proposals to which they apply. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Annual Meeting.

         Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for the Annual Meeting for a fee of approximately $3,000, plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS


     The Board currently consists of eight members serving three-year terms.

     Class II Nominees.  The Board has unanimously  nominated Ronald J. Peltier,
R. Michael Knapp and W. David Scott for election at the Annual Meeting as Class II Directors with terms expiring at the May 2004 annual meeting of Stockholders.

     Messrs. Peltier, Knapp and Scott have consented to serve if elected. If a nominee becomes unable to serve if elected, proxies will be voted for such other person, if any, as the Board may nominate, or the Board may be reduced in size accordingly. The Board knows of no reason why any nominee will be unable to serve if elected.

     The approval of a plurality of the Common Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for election of the nominees as directors. A quorum equal to the majority of the outstanding Common Stock must be present in person or by proxy at the Annual Meeting in order to elect directors. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE-NAMED NOMINEES.


                               BOARD OF DIRECTORS

     In addition to the above-named current and nominated Directors, the Board includes the following five persons, each having a term expiring at the annual meeting of stockholders in the year indicated:

                                                      YEAR OF
     NAME                          CLASS         EXPIRATION OF TERM

Greg E. Abel                      Class I              2003
Jack W. Frost                     Class I              2003
David L. Sokol                   Class III             2002
Steven A. McArthur               Class III             2002
Richard R. Jaros                 Class III             2002

     During 2000, the Board met four times. All directors attended at least 75% of the aggregate number of meetings of the Board and the Board Committees on which they served.

     The Board has an Audit Committee, a Compensation Committee and an Executive Committee to perform various delegated functions.

AUDIT COMMITTEE

     The Audit Committee (Messrs. McArthur, Jaros and Scott) is empowered to recommend to the Board independent public accounting firms for selection as auditors of the Company; to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between the Company and related entities. The Audit Committee met four times during 2000.


COMPENSATION COMMITTEE

     The Compensation Committee (Messrs. Sokol, McArthur, Jaros and Scott) is authorized to make recommendations to the Board with respect to executive salaries and bonuses, directors' compensation and employee benefits matters. The Compensation Committee met one time during 2000.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Sokol is Chairman of the Board of Directors of the Company. Mr. McArthur is Senior Vice President, General Counsel and Secretary. Messrs. Jaros and Scott have not been employees of the Company or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.


EXECUTIVE COMMITTEE

     The Executive Committee (Messrs. Sokol, Peltier, McArthur and Jaros) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee did not meet during 2000.


            INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS
                             AND DIRECTORS IN OFFICE

DAVID L. SOKOL, 44, has been Chairman of HomeServices since its inception in July 1999. He has also been the Chairman of MidAmerican Energy Company since March 1999. Mr. Sokol has been Chairman of MidAmerican Energy Holdings Company ("MidAmerican Holdings") since May 1994 and Chief Executive Officer of MidAmerican Holdings since April 1993. He has been a director of MidAmerican Holdings since 1991 and served as President of MidAmerican Holdings from April 1993 to January 1995. Before his service with MidAmerican Holdings, Mr. Sokol held a variety of senior executive positions in the independent power industry.

RONALD J. PELTIER, 51, has been President and Chief Executive Officer of HomeServices since its inception in July 1999. He was Chairman, President and Chief Executive Officer of Edina Realty from 1992 to May 1999. Mr. Peltier also serves as a director for the National Association of Realtors, a director for the RELO Network and is a founder and director for the Realty Alliance, a trade group consisting of the nation's leading brokers. Mr. Peltier joined Edina Realty in 1977, became General Sales Manager in 1983, and became Senior Vice President and General Manager in 1991, where he was responsible for all sales operations and long-range planning for Edina Realty.

STEVEN A. MCARTHUR, 43, has been Senior Vice President, General Counsel, Secretary and a director of HomeServices since its inception in July 1999. He has been Senior Vice President of MidAmerican Holdings since March 1999 and General Counsel since December 2000 and had previously served as Executive Vice President and General Counsel of MidAmerican Holdings from February 1991 to March 1999. From 1988 to 1991, he was an attorney in the Corporate Finance Group at Shearman & Sterling in San Francisco. From 1984 to 1988, Mr. McArthur was an attorney in the Corporate Finance Group at Winthrop, Stimson, Putnam & Roberts in New York.

JACK W. FROST, 67, has been a director of HomeServices since its inception in July 1999 and President and Chief Executive Officer of J.C. Nichols Residential since February 1, 1990. In 1978, he sold Hardin Stockton, a residential real estate brokerage firm, to Coldwell Banker and, five years later, became the Executive Vice President and National General Manager for Coldwell Banker Residential Group serving in that capacity until 1988. In 1990, Mr. Frost purchased the 75-year-old residential brokerage operation of the J.C. Nichols Company. Mr. Frost is a former Commissioner and Chairman of the Kansas Real Estate Commission.

R. MICHAEL KNAPP, 49, has been a director of HomeServices since its inception in July 1999 and President and Chief Executive Officer of Iowa Realty since 1991. Prior to 1991, Mr. Knapp held numerous positions at Iowa Realty including General Sales Manager of the residential division and Senior Vice President. Mr. Knapp is an active member of Pacesetters and the Vision Group, two organizations comprised of the top real estate brokers and owners from across the nation.

GREGORY E. ABEL, 38, has been a director of HomeServices since its inception in July 1999. He has been Chief Executive Officer of MidAmerican Energy Company since March 1999. Mr. Abel held various executive positions at MidAmerican Holdings from 1992 to March 1999, including responsibility for engineering, construction, accounting and various administrative functions. He has been President and Chief Operating Officer of MidAmerican Holdings since March 1998.

RICHARD R. JAROS, 49, has been a director of HomeServices since its inception in July 1999. Mr. Jaros has also been a director of MidAmerican Holdings since March 1991. Mr. Jaros served as President and Chief Operating Officer of MidAmerican Holdings from January 1992 to April 1993 and as Chairman of the Board from April 1993 to May 1994. Until July 1997, Mr. Jaros was Executive Vice President and Chief Financial Officer of Peter Kiewit Sons' Inc. and President of Kiewit Diversified Group, Inc., which is now Level 3 Communications. From 1990 until January 1992, Mr. Jaros served as a Vice President of Peter Kiewit Sons' Inc. Mr. Jaros serves as a director of Commonwealth Telephone, RCN Corporation and Level 3.

W. DAVID SCOTT, 39, has been a director of HomeServices since its inception in July 1999. Mr. Scott formed Magnum Resources, Inc., a commercial real estate investment and management company, in October 1994 and has served as its President and Chief Executive Officer since its inception. Before forming Magnum Resources, Mr. Scott worked for America First Companies, Cornerstone Banking Group and the Kiewit Companies. Mr. Scott has been a director of America First Mortgage Investments, Inc., a mortgage REIT, since 1998.


                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Proposal 2 is to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for the 2001 fiscal year.

     The Board, upon the recommendation of the Audit Committee, has unanimously appointed PricewaterhouseCoopers LLP as the independent accounting firm engaged to audit the financial statements of the Company for the 2001 fiscal year. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have an opportunity to make a statement if desired.

     The approval of a majority of the Common Stock present in person or by proxy, and entitled to vote, at the Annual Meeting is required for approval of Proposal 2. A quorum equal to the majority of the outstanding Common Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 2. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 2.

     AUDIT FEES
     ----------
     Audit fees billed to the Company by PricewaterhouseCoopers LLC for review of the Company's annual financial statements for 2000 and the financial statements included in the Company's quarterly reports on Form 10-Q for 2000 totaled $316,000.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES
     ------------------------------------------------------------
     The Company did not engage PricewaterhouseCoopers LLC to provide advice to the Company regarding financial information systems design and implementation during 2000.

     ALL OTHER FEES
     --------------
     Fees billed to the Company by PricewaterhouseCoopers LLC for all other non-audit services rendered to the Company during 2000, including tax related services, total $33,000. The Audit Committee considered and confirmed that the provision of these non-audit services was compatible with maintaining the independence of PricewaterhouseCoopers LLC as the Company's independent auditors.


                             AUDIT COMMITTEE REPORT

     The Audit Committee currently consists of three members of the Board, Richard R. Jaros and W. David Scott who are independent of the management of the Company and Steven A. McArthur, an officer of the Company, each of whom is free of any relation that, in the opinion of board of the directors, would interfere with their exercise of independent judgment as a committee member.

     In December 1999, the Board adopted a charter for the Audit Committee, a copy of which is attached as Appendix A to this proxy statement, setting forth the Audit Committee responsibilities.

     The Audit Committee has reviewed and discussed the Company's December 31, 2000 audited financial statements with management and with PricewaterhouseCoopers LLP, the Company's independent public accountants. The Audit Committee also has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

     The Audit Committee also has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP their independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of PricewaterhouseCoopers LLP.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2000 audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard R. Jaros
Steven A. McArthur
W. David Scott


         THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.


          SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to all Stockholders known by the Company to beneficially own more than 5% of the Common Stock, and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of March 23, 2001, unless otherwise indicated.

                                        NUMBER OF SHARES
NAME (AND ADDRESS IF REQUIRED)            BENEFICIALLY            PERCENTAGE OF
OF BENEFICIAL OWNER                         OWNED (1)               CLASS (1)
-------------------                     ----------------          -------------

MidAmerican Energy Holdings Company
  666 Grand Avenue
  Des Moines, IA  50303                     7,279,100                83.45%
Ronald J. Peltier                             490,536                 5.38%
R. Michael Knapp                              172,806                 1.97%
Arne M. Rovick                                114,286                 1.31%
W. David Scott                                100,000                 1.14%
Richard R. Jaros                               75,000                 0.85%
Jack W. Frost                                  68,770                 0.78%
Steven A. McArthur                             51,000                 0.58%
David L. Sokol                                 50,000                 0.57%
Gregory E. Abel                                50,000                 0.57%
Joseph J. Valenti                              19,270                 0.22%
All directors and executive officers
 as a group (13 persons)                    1,264,102                13.20%

     (1) Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days. Beneficial ownership of the shares listed in the table is comprised of sole voting power and sole investment power.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation is determined by the Compensation Committee of the Board. The Compensation Committee usually meets from time to time during the year as may be required and at least once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as making recommendations to the Stock Option Committee for stock option or, if applicable, restricted stock grants as long-term incentive compensation and making other determinations or recommendations with respect to employee benefit plans and related matters.

     The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of the Company that the three primary components of the Company's total compensation package (salary, bonuses and grants of stock options or, if applicable, restricted stock) will be considered in the aggregate in determining the amount of any one component. The Company seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual realty company and overall Company performance. The Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations.
The Company did not specifically use any companies in the same industry as a basis for comparison when establishing executive compensation.

     During 2000, the Company's executive compensation generally included a base salary and cash bonuses, both dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique goals and, in part, also recognize the individual executive's level of commitment (demonstrated by subjective factors) to the Company's long-term success. The long-term incentive option grants, when awarded, are recommended by the Compensation Committee and implemented by the Stock Option Committee are intended to align the interests of employees and Stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for Stockholders generally.

     The Company's President and Chief Executive Officer has an existing employment agreement with the Company which has a term of five years (ending May 2003 unless extended). Mr. Peltier's employment agreement provides for a base salary of $364,000 per annum. He is also eligible to receive a target award of 30% of base salary, with a maximum award equal to 45% of base salary for each of the fiscal years during which he is employed. In the event of a termination without cause the employment agreement also provides for the payment of three years base salary and target awards equal to the average annual target awards made to him prior to the termination.

     At its December 4, 2000 meeting, the Compensation Committee awarded Mr. Peltier a cash bonus of $200,000 in order to reflect Mr. Peltier's superior performance and significant accomplishments during the year. In addition, the Compensation Committee authorized salary increases, cash bonuses and, if applicable, recommendations for stock option grants to other executives commensurate with the Compensation Committee's subjective assessment of their respective relative individual performance.

     In reviewing Mr. Peltier's compensation, the Compensation Committee subjectively considered Mr. Peltier's significant contribution to the management of the Company during the year, including: successfully integrating the acquisitions of the Long Realty, Paul Semonin Realtors and Champion Realty companies and the rolling out of E-commerce services including, The Hook Up(TM), The Fix Up(TM) and The Store(TM) in 2000. Mr. Peltier contributed very significantly to these achievements and the Company's current success, and the Compensation Committee believes his overall compensation was wholly justified.
Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the chief executive or any of the four other most highly compensated executive officers. However, certain compensation meeting a tax law definition of "performance-based" is generally exempt from this deduction limit. The Company does not currently intend to qualify cash compensation paid to executive officers for deductibility under Section 162(m). Further, in general, the
Company does not currently have a policy that requires or encourages the Committee to qualify other types of compensation awarded to executive officers for deductibility under Section 162(m). However, the Company has included provisions in the Employee Stock Option Plan designed to enable option grants made to executive officers affected by Section 162(m) to qualify as
"performance-based" compensation if the Committee determines that it is appropriate to make such qualifying grants.

                             COMPENSATION COMMITTEE

                                 David L. Sokol
                               Steven A. McArthur
                                Richard R. Jaros
                                 W. David Scott

STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph compares the yearly percentage change in the cumulative weighted average total return on the Company's Common Stock with the cumulative total return assuming reinvestment of dividends of (1) the Russell 2000 Index and (2) an index of comparable peer issuers constructed by the Company, consisting of DeWolfe Companies, Grubb & Ellis Company, Insignia Financial Group, Inc. during the period the Company's Common Stock has traded publicly. In compliance with Securities and Exchange Commission regulations, the returns of each of the comparables have been weighted according to capitalization as of the beginning of the period.

                             HOMESERVICES.COM, INC.

                                                Cumulative Total Return
                                                -----------------------
                                                10/08/99       12/31/00

HOMESERVICES. COM INC.                           100.00          72.50
PEER GROUP                                       100.00         113.11
RUSSELL 2000                                     100.00         126.36

                                                     Begin:   10/08/99
                                                Period End:   12/31/00
HOMESERVICES. COM INC.                                 End:   12/31/00

                                Beginning
         Transaction  Closing   No. Of      Dividend    Dividend     Shares     Ending   Cum.Total
  Date*     Type      Price**   Shares***   per Share    Paid      Reinvested   Shares    Return
-------  -----------  -------   ---------   ---------   --------   ----------   ------   ---------

8-Oct-99    Begin     15.000      6.67                                          6.667     100.00

31-Dec-00   End       10.880      6.67                                          6.667      72.50


*    Specified ending dates or ex-dividends date
** All Closing Prices and Dividends are adjusted for stock splits and stock dividends.
***  'Begin shares' based on $100 investment.

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation paid to the Company's Chief Executive Officer and the four additional most highly compensated executive officers who were employed as of the last day in 2000 for services provided to the Company and its subsidiaries during the periods indicated.


                                                                 ALL OTHER
NAME AND                                  SALARY       BONUS   COMPENSATION (2)
PRINCIPAL POSITIONS (1)          YEAR      ($)          ($)          ($)
------------------------         ----     ------      -------  ----------------

Ronald J. Peltier,
President and Chief              2000     350,000     200,000     140,796
Executive Officer of the         1999     341,450     200,000     139,569
Company (3)                      1998     325,000     175,000     134,766

R. Michael Knapp
President and Chief              2000     235,175     200,000     180,460
Executive Officer of Iowa        1999     229,300     200,000     169,708
Realty                           1998     225,000     200,250     164,705

Arne M. Rovick,                  2000     255,750     100,000     145,896
Vice Chairman and General        1999     254,800     100,000     140,381
Counsel of Edina Realty          1998     250,000     114,250     134,766

Joseph J. Valenti,               2000     179,025     122,750       5,250
President and Chief              1999     178,350     144,900       5,000
Executive Officer of CBSHOME     1998      65,625     115,625       5,000

Jack W. Frost,
President and Chief              2000     255,750         -0-         -0-
Executive Officer of J.C         1999     255,750     100,000       4,969
Nichols                          1998      83,325     100,000       2,457

(1) Each of the executive officers listed earned their 1998 compensation in their capacities as executive officers of subsidiaries of MidAmerican Realty Services Company, the predecessor to HomeServices. Amounts shown for Messrs. Valenti and Frost represent compensation earned from company acquisition dates of August 18, 1998 and September 1, 1998, respectively.

(2) Amounts for 2000 consist of (a) Company contributions to defined contribution plans of $12,297 for Mr. Knapp, $5,100 for Mr. Rovick and $5,250 for Mr. Valenti; and (b) long-term compensation earned in the form of a $140,796 credit towards payment of a promissory note for each of Messrs. Peltier, Knapp and Rovick, respectively. In addition, the amount for Mr. Knapp includes contributions of $27,367 in excess of qualified limits to a defined contribution plan.

(3) Mr. Peltier's compensation prior to May 31, 1999 was earned in his capacity as Chairman, President and Chief Executive Officer of Edina Realty.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

     The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of the Company at December 31, 2000, calculated as being equal to the difference between the exercise price of the options and the closing price of the Company's Common Stock on the NASDAQ Stock Market of $10.88 per share on December 29, 2000.


                                               Number of Securities
                                              Underlying Unexercised           Value of Unexercised
                    Shares                    Options Held at FY End      In-the-Money Options at FY End
                   Acquired       Value     ---------------------------   ------------------------------
                  On Exercise   Realized    Exercisable   Unexercisable   Exercisable      Unexercisable
                  -----------   --------    -----------   -------------   -----------      -------------

Ronald J. Peltier      0           $0         331,250       618,750         $249,250         0
R. Michael Knapp       0           $0          65,647        34,353         $249,250         0
Jack W. Frost          0           $0          65,647        34,353         $249,250         0
Arne M. Rovick         0           $0           9,375        20,625               $0         0
Joseph J. Valenti      0           $0          15,647        34,353               $0         0

COMPENSATION OF DIRECTORS

     In 2000, directors who are not employees of the Company were paid an annual retainer fee of $10,000 and a fee of $500 per day for attendance at Board and Committee meetings. Directors who are employees of the Company did not receive such fees.

     Each director of HomeServices has received, as compensation for agreeing to serve as a director, fully vested options to purchase 50,000 shares of Common Stock at an exercise price equal to $5.89, which was the book value of the Common Stock on June 30, 1999, after giving effect to the issuance of approximately 677.87 shares of HomeServices' Common Stock in exchange for each share of Common Stock of MidAmerican Realty Services Company, which merger occurred in October 1999.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

     If the employment of Messrs. Peltier, Knapp, Rovick, Valenti or Frost is terminated by the Company for reasons other than good cause or if any of them should resign for good reason, then they will be entitled to receive until the third anniversary of the termination date (1) their base salary in effect as of the termination date at the Company's normal payroll intervals and (2) target awards equal to the average target awards made to them under their respective employment agreements prior to their termination. If such persons were terminated without cause, Messrs. Peltier, Knapp, Rovick, Valenti and Frost would currently be entitled to be paid approximately $1.7 million, $1.3 million, $1.1 million, $1.0 million, and $1.0 million, respectively, pursuant to their employment agreements, without giving effect to any tax related provisions.


                     CERTAIN TRANSACTIONS AND RELATIONSHIPS

     HomeServices has certain leases with its directors or executive officers or their affiliated entities. HomeServices believes that the terms of such leases are no less favorable than the terms that could be obtained from non-affiliated parties, though there can be no assurance that this in fact is the case.

     Pursuant to a registration rights agreement, HomeServices is obligated to grant to MidAmerican Holdings certain "demand" and "piggyback" registration rights for the registration under the Securities Act of 1933 of the shares of
Common Stock MidAmerican Holdings owns as described below. Under the registration rights agreement, upon MidAmerican Holdings' request, HomeServices is required to use its best efforts to register the shares.

     MidAmerican Holdings is entitled to request two demand registrations per year of all or any portion of its Common Stock for so long as it owns at least 5.0% of the Common Stock of HomeServices. In addition, for so long as MidAmerican Holdings owns at least 5.0% of the Common Stock of HomeServices, MidAmerican Holdings may request HomeServices to use its reasonable efforts to register shares of Common Stock held by it in other registrations initiated by HomeServices on its own behalf or on behalf of any other stockholder of HomeServices. All reasonable out-of-pocket costs and expenses, other than underwriting discounts and commissions, of any registration under the registration rights agreement will be paid by HomeServices. The registration rights agreement also contains customary provisions with respect to registration procedures, underwritten offers and indemnification and contribution rights in connection with the registration of Common Stock on behalf of MidAmerican Holdings.

     HomeServices and MidAmerican Holdings have entered into a services agreement under which MidAmerican Holdings provides management, advisory, legal, treasury, employee benefit plan and insurance administration and other services to HomeServices. In consideration for these services, HomeServices is required to pay MidAmerican Holdings a monthly fee of $50,000, plus an amount for the reimbursement for all reasonable employee and out-of-pocket costs and expenses incurred by MidAmerican Holdings in connection with providing these services.
Out-of-pocket costs and expenses reimbursable to MidAmerican Holdings do not include any mark-up or profit factor for MidAmerican Holdings but do include all indirect costs and an appropriate allocation for overhead costs associated with performing these services. The services agreement terminates on the earlier to occur of (a) the date HomeServices and MidAmerican Holdings mutually agree to terminate the agreement and (b) the 180th day after MidAmerican Holdings notifies HomeServices that it no longer owns at least 5% of the HomeServices Common Stock.

     HomeServices has entered into a tax indemnity agreement with MidAmerican Holdings that reflects each party's rights and obligations with respect to payments and refunds of taxes attributable to periods beginning prior to and including the date of completion of HomeServices initial public offering in October 1999. The tax indemnity agreement provides for payments between the two companies for certain tax adjustments made after the offering. HomeServices is required to pay MidAmerican Holdings the amount of taxes attributable to the business and operations of HomeServices and its subsidiaries for any taxable year or period ending on or before the closing of the offering, and MidAmerican Holdings is required to pay HomeServices the amount of tax benefits, including refunds, attributable to the business and operations of HomeServices and its subsidiaries for any taxable year or period ending on or before the closing of the offering, and MidAmerican Holdings is required to pay HomeServices the amount of tax benefits, including refunds, attributable to the business and operations of HomeServices and its subsidiaries for any taxable year or period ending on or before the closing of the offering. For purposes of calculating the payments required to be made, the indemnity agreement requires MidAmerican
Holdings to compute its tax liability as if MidAmerican Holdings and HomeServices were two separate tax group filers and as if they were both one consolidated tax group. If MidAmerican Holdings' tax liability as one consolidated group was greater than its tax liability if it were to file separately from HomeServices, then HomeServices would be required under the tax indemnity agreement to pay the difference to MidAmerican Holdings. If, however, its tax liability as one consolidated group was less than its tax liability if it were to file separately from HomeServices, then MidAmerican Holdings would be required to pay the difference to HomeServices. HomeServices is unable to estimate at this time the amount of tax liability that it may be required to pay to MidAmerican Holdings or the amount of tax benefit that it may be entitled to receive from MidAmerican Holdings under the actual terms of the tax indemnity agreement.

                              STOCKHOLDER PROPOSALS

     In order for a proposal which a stockholder intends to present at the 2002 annual meeting of stockholders to be considered for inclusion in the proxy materials relating to such meeting, such proposal must be received by the Company not later than December 18, 2001. Any such proposals should be directed to the Secretary, HomeServices.Com Inc., 6800 France Avenue South, Suite 600, Edina, Minnesota 5 5435.

                                  OTHER MATTERS

     The audited financial statements of HomeServices. Com Inc. for the year ended December 31, 2000 are being mailed to shareholders together with this Proxy Statement and the Annual Report to Shareholders. Additional copies of such information will be mailed to any shareholder upon request and without charge.

     The Board knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy-holders will vote proxies granted by Stockholders in accordance with their best judgment.

                                             By Order of the Board of Directors

                                             /s/ David L. Sokol
                                             -------------------
                                             David L. Sokol
                                             Chairman of the Board

April 16, 2001
Edina, Minnesota

                                                                     APPENDIX A


                                HOMESERVICES.COM
                  AUDIT COMMITTEE STATEMENT OF RESPONSIBILITIES

ORGANIZATION

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of directors who are independent of the management of the corporation and are free of any relation that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

STATEMENT OF POLICY

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors and the financial management of the corporation.

RESPONSIBILITIES

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

o Review the performance of and recommend to the directors the appointment or replacement of the independent auditors to audit the financial statements of the corporation.

o Meet with the independent auditors and financial management of the corporation to review the cost of audit services performed by the independent auditors and the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

o Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed fraudulent, illegal or otherwise improper.

o Review the financial statements contained in the annual report to the shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements presented to the shareholders. The nature and applicability of accounting principles should be reviewed.

o Instruct the independent auditors to perform a SAS No. 71 review of interim financial results and, if appropriate, to advise management and the audit committee prior to any public announcement of financial results of any issues which cause the independent auditors to believe the interim financial statements are materially misstated.

o Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel and practices, and the cooperation that the independent auditors received during the course of their review.

o Review accounting and financial human resources and succession planning within the corporation.

o Submit the minutes of all meetings of the audit committee to, or report the significant matters discussed at each committee meeting with, the board of directors.

o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment that it is appropriate.

o Review this Statement of Responsibilities at least annually and approve a committee agenda for the ensuing year.

                              HOMESERVICES.COM INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING MAY 16, 2001

THE UNDERSIGNED HEREBY APPOINTS DAVID L. SOKOL, RONALD J. PELTIER AND STEVEN A. MCARTHUR, OR ANY ONE OF THEM, WITH FULL POWER OF SUBSTITUTION, ATTORNEYS AND PROXIES OF THE UNDERSIGNED, TO REPRESENT THE UNDERSIGNED AND VOTE ALL SHARES OF COMMON STOCK, PAR VALUE $0.01, OF HOMESERVICES.COM INC., WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AT THE GRAND HOTEL MINNEAPOLIS, 615 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA ON MAY 16, 2001 AT 9:00 A.M., LOCAL TIME, AND ANY ADJOURNMENTS THEREOF, ON ALL MATTERS COMING BEFORE SAID MEETING AND IN THE FOLLOWING MANNER:


    COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE
                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                                        X
                                   PLEASE MARK
                                   YOUR VOTES
                                LIKE THIS IN BLUE
                                  OR BLACK INK


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES"
                           IN ITEM 1 AND "FOR" ITEM 2



1.   ELECTION OF DIRECTORS:      ___ FOR all       ___ WITHHOLD
     RONALD J. PELTIER               Nominees          authority to vote
     R. MICHAEL KNAPP                                  for all nominees
     W. DAVID SCOTT

WITHHELD for the following only: [Write the name of the nominee(s) in the space below.]

___________________________________

2.   PROPOSAL TO RATIFY THE APPOINTMENT OF
     PRICEWATERHOUSECOOPERS LLP, CERTIFIED PUBLIC ACCOUNTANTS,
     AS THE COMPANY'S AUDITORS FOR FISCAL YEAR 2001.

     ___ FOR           ___ AGAINST               ___ ABSTAIN


_______________________________________     __________________
Signature(s)                                Date

Please sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Fiduciaries should give full titles as such. PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.